Exhibit 10.26
PARTIAL SURRENDER AGREEMENT AND AMENDMENT
     PARTIAL SURRENDER AGREEMENT AND AMENDMENT made as of this 22nd day of November, 2006, by and between RCPI LANDMARK PROPERTIES, L.L.C., a Delaware limited liability company having an office at c/o Tishman Speyer Properties, L.P., 45 Rockefeller Plaza, New York, New York 10111 (“Landlord”), and BKF MANAGEMENT CO., INC., a Delaware corporation having an office at One Rockefeller Plaza, New York, New York 10020 (“Tenant”).
WITNESSETH
     WHEREAS:
     A. Landlord’s predecessor-in-interest, Rockefeller Center Properties, and Tenant’s predecessor-in-interest, John A. Levin & Co., Inc., entered into that certain Lease dated December 20, 1993, as amended by Supplemental Indenture dated March 2, 1995, the First Amendment to Lease dated June 23, 1997, the Second Amendment to Lease dated as of January 22, 1998, the Third Amendment to Lease dated as of December 31, 1998, the Fourth Amendment of Lease dated July 18, 2000, the Fifth Amendment to Lease dated as of May 14, 2001, the Sixth Amendment to Lease dated as of September 28, 2001 and the Seventh Amendment to Lease and Partial Surrender Agreement dated as of October 16, 2003 (as so amended, the “Original Lease”) with respect to Space ‘D’ on the 3rd floor, Space ‘A’ on the 19th floor, Space ‘A’ on the 25th floor (the “25th Floor Premises”), the entire 4th floor, the entire 18th floor and Space ‘P’ (the “Storage Premises”) on the 22nd floor (collectively, the “Premises”) of the building known as One Rockefeller Plaza, New York, New York (the “Building”).
     B. The term of the Lease shall expire by its terms on September 30, 2011; and
     C. Tenant desires to surrender the 25th Floor Premises to Landlord (the “Surrendered Premises”; the Premises less the Surrendered Premises are hereinafter called the “Retained Premises”) and Landlord is willing to accept such surrender in the manner and upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, it is mutually covenanted and agreed as follows:
     1. (a) On the Surrender Date (as hereinafter defined), Tenant shall surrender to Landlord, and Landlord shall accept the surrender of, the Lease in respect of the Surrendered Premises and the term and estate thereby granted, together with the Surrendered Premises thereby demised, to the intent and purpose that the estate of Tenant in and to the Surrendered Premises shall be wholly extinguished and that the term of the Lease in respect of the Surrendered Premises shall expire on the Surrender Date in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the term thereof in respect of the Surrendered Premises. All fixed rent, additional rent and other amounts payable under the Lease in respect of the Surrendered Premises shall be apportioned as of the Surrender Date. The “Surrender Date” shall be the date this Agreement is executed and delivered by Landlord and Tenant.
          (b) On or before the Surrender Date, time being of the essence with respect to such date, Tenant shall remove all of Tenant’s personal property and moveable trade fixtures from the Surrendered Premises and vacate the Surrendered Premises and deliver vacant possession thereof to Landlord in “as is” condition broom clean. Tenant shall repair all damage to the Building caused by the removal of Tenant’s personal property and moveable trade fixtures in a good and workmanlike manner. Without limiting Tenant’s obligations set forth above, any personal property, fixtures, installations or other property remaining in the Surrendered Premises after the Surrender Date shall be deemed abandoned by Tenant and Landlord may take possession thereof and retain the same as Landlord’s property or dispose of same at Tenant’s expense in any manner Landlord determines without accountability therefor to Tenant. Notwithstanding any provision of this Section 1(b) to the contrary, Tenant shall have no obligation to remove from the Surrendered Premises any personal property or moveable trade fixtures (i) which a new tenant of the Surrendered Premises (the “New Tenant”) has agreed with Tenant may remain in the Surrendered Premises after the Surrender Date or which New Tenant has acquired from Tenant and/or (ii) which is used by Tenant in the Surrendered Premises under a license between Tenant and New Tenant.
     2. Tenant represents and covenants that nothing has been or will be done or suffered whereby the Lease in respect of the Surrendered Premises, or the term or estate thereby granted, or the Surrendered Premises, or any part thereof, or any alterations, decorations, installations, additions and improvements in and to the Surrendered Premises, or any part thereof, have been or will be encumbered in any way whatsoever, and that Tenant owns and will own the Lease in respect of the Surrendered Premises and has and will have good right to surrender the same on the Surrender Date, and that no one other than Tenant has acquired or will acquire through or under Tenant any right, title or interest in or to the Surrendered Premises, or any part thereof, or in or to said alterations, decorations, installations, additions and/or improvements or any part thereof.
     3. Landlord shall accept the surrender of the Surrendered Premises as of the Surrender Date and in consideration of such surrender by Tenant and of the acceptance of such surrender by Landlord, Tenant and Landlord do hereby mutually release each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising under or in connection with the Lease in respect of the Surrendered Premises from and after the Surrender Date, except that nothing herein contained shall be deemed to constitute a release or discharge of Landlord or Tenant with respect to any obligation or liability in respect of the Surrendered Premises (a) accrued or incurred under the Lease in respect of the Surrendered Premises and outstanding and unsatisfied on the Surrender Date (including, without limitation, any deficiency or overpayment in Tenant’s Tax Payment and/or Tenant’s Operating Payment), and (b) to a third party (under the insurance and indemnification provisions of the Lease) arising prior to, on or after the Surrender Date as a result of an event occurring or condition existing prior to or on the Surrender Date.
     4. Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker in connection with this Agreement other than Tishman Speyer Properties, L.P. (“TSP”) and Cushman & Wakefield, Inc.“CW”) and Colliers ABR, Inc. (together with CW, the “Brokers”), and that, to the best of its knowledge, no other broker negotiated this

Agreement or is entitled to any fee or commission in connection herewith. Landlord shall pay any commission due TSP in connection with the transactions contemplated by this Agreement in accordance with the terms of a separate agreement. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof which Landlord may incur by reason of any claim of or liability to either Broker and any other broker, finder or like agent (other than TSP) arising out of any dealings claimed to have occurred between Tenant and the claimant in connection with this Agreement, or the above representation being false. Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof which Tenant may incur by reason of any claim of or liability to TSP and any other broker, finder or like agent (other than the Brokers) arising out of any dealings claimed to have occurred between Landlord and the claimant in connection with this Agreement, or the above representation being false.
     5. If Tenant shall fail to surrender the Surrendered Premises pursuant to this Agreement, then Tenant shall be deemed to be a holdover in respect of the Surrendered Premises and be subject to all of Landlord’s rights and remedies set forth in the Lease and this Agreement as if such rights and remedies applied separately to the Surrendered Premises, and Landlord may pursue against Tenant any and all remedies available to it as landlord under the Lease or this Agreement or otherwise, at law or in equity, separately in respect of the Surrendered Premises. Notwithstanding the foregoing, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Surrendered Premises after the Surrender Date, a sum equal to 1.5 times for the first 30 days, and thereafter, 2 times the fixed rent and additional rent payable under the Lease in respect of the Surrendered Premises for the last full calendar month of the term of the leasing thereof, (b) be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Surrendered Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the term of the leasing of the Surrendered Premises. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Surrendered Premises after the Surrender Date, and no acceptance by Landlord of payments from Tenant after the Surrender Date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 5.
     6. As of the Surrender Date, the Lease shall be modified as follows:
(a)	“Premises” shall be deemed to mean the Retained Premises.

(b)	The fixed rent payable under the Lease shall be reduced by an amount equal to (A) $765,510.00 per annum ($63,630.00 per month) for the period commencing on the Surrender Date and ending on

January 31, 2008. both dated inclusive, and (B) $1,221,696.00 per annum ($101,808.00 per month) for the period commencing on February 1, 2008 and ending on September 30, 2011, both dates inclusive.
(c)	With respect to the Surrendered Premises only, Tenant shall not be responsible for any additional rent payable pursuant to the Original Lease, including Article Twenty-Four thereof, accruing or arising from and after the Surrender Date.
     7. (a) No partner, member, shareholder, director, officer, manager, principal, employee or agent, directly and indirectly, of Landlord (collectively, the “Parties”) shall be personally liable for the performance of Landlord’s obligations under this Agreement. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord’s obligations under this Agreement shall be limited to Landlord’s interest in the Building and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under this Agreement or to satisfy a judgment for Landlord’s failure to perform such obligations.
          (b) The obligations of Landlord under this Agreement shall not be binding upon Landlord after the sale, conveyance, assignment or transfer by Landlord (or upon any subsequent Landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building. After any such sale, conveyance, assignment or transfer, Landlord (or such subsequent landlord, as the case may be) shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder and Tenant shall look solely to the transferee of Landlord’s interest in the Building for the satisfaction of such obligation, provided such purchaser, assignee or transferee assumes all obligations under this Agreement. Any such transferee of Landlord’s interest in the Building shall be deemed to have assumed all obligations under this Agreement.
     8. Landlord and Tenant shall promptly prepare, execute and file such returns, affidavits and other documentation, if any, as may be required in connection with any real property transfer tax that may become, or may be asserted to be or become due, owing or imposed in connection with this Agreement at any time by the City of New York or the State of New York or any agency or instrumentality of such City or State. The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.
     9. Tenant hereby represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Agreement; (b) to the best of Tenant’s knowledge, there are no defaults existing under the Lease; (c) to the best of Tenant’s knowledge, there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (d) this Agreement has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; and (e) there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof.

     10. (a) Except as set forth herein, nothing contained in this Agreement shall be deemed to amend or modify in any respect the terms of the Lease.
          (b) This Agreement contains the entire agreement of the parties with respect to its subject matter and all prior negotiations, discussions, representations, agreements and understandings heretofore had among the parties with respect thereto are merged herein.
          (c) This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.
          (d) This Agreement shall not be binding upon Landlord or Tenant unless and until Landlord shall have delivered a fully executed counterpart of this Agreement to Tenant.
          (e) This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.
          (f) This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their successors and permitted assigns.
          (g) The terms and provisions of this Agreement shall survive the expiration or earlier termination of the Lease.

     IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first above written.

RCPI LANDMARK PROPERTIES, L.L.C. By: Tishman Speyer Properties, L.P., its Agent
By:
	Name:	Steven R. Wechsler
	Title:	Senior Managing Director

BKF MANAGEMENT CO., INC.
By:
	Name:	CLARKE GRAY
	Title:	SENIOR VICE PRESIDENT CHIEF FINANCIAL OFFICER